Exhibit 10.41

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (this “Agreement”) is made as of the 15th day of December, 2020 by and between Sage Therapeutics, Inc., a Delaware corporation (the “Company”), and Barry E. Greene (the “Executive”).

1.Purpose.  The Company considers it essential to the best interests of its stockholders to promote and preserve the continuous employment of key management personnel.  The Board of Directors of the Company (the “Board”) recognizes that, as is the case with many corporations, the possibility of a Change in Control (as defined in Section 2 hereof) exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders.  Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s key management, including the Executive, to their assigned duties without distraction, including in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.  Nothing in this Agreement shall be construed to affect the at-will nature of the employment relationship between the Executive and the Company, and the Executive shall not have any right to be retained in the employ of the Company for any definite term or period of time.

2.Change in Control.  A “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events: (a) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (b) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (c) the sale of all of the stock of the Company to an unrelated person, entity or group thereof acting in concert, or (d) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

3.Terminating Event.

A “Terminating Event” shall mean any of the following events in this Section 3 subject to  the exceptions noted:

(a)Termination by the Company.  Termination by the Company of the employment of the Executive with the Company for any reason other than for Cause, death or Disability.  For purposes of this Agreement, “Cause” shall mean, as determined by the Company in good faith and communicated to the Executive in writing specifying with reasonable particularity the facts and circumstances giving rise to such determination:

(i)the indictment or conviction of, or pleading of guilty or no contest by, the Executive of any felony, any crime involving the Company, or any crime involving fraud, moral turpitude or dishonesty;

(ii)any material breach by the Executive of any agreement between the Executive and the Company, including without limitation any agreement relating to confidentiality, assignment of inventions, non-competition and/or non-solicitation, including, without limitation, the Agreement Concerning Loyalty, Confidential Business Information, Inventions and Noncompetition entered into by Executive in connection with Executive’s employment (the “Restrictive Covenants Agreement”);

(iii)any material violation by the Executive of the Company’s written policies, including without limitation any code of conduct, anti-discrimination and/or anti-harassment policy, and/or insider trading policy;

(iv)the Executive’s failure to cooperate with an internal investigation, or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation, or the willful inducement of others to fail to cooperate or produce documents or other materials in connection with any such investigation;

(v)any unauthorized use or disclosure of the Company’s Proprietary Information.  As used in this paragraph, “Proprietary Information” means any information in whatever form, tangible or intangible, related to the business of the Company unless the information is publicly available through lawful means;

(vi)any conduct by the Executive that is reasonably likely to be materially harmful to the business, interests or reputation of the Company; or

(vii)the Executive’s willful failure to perform, or material negligence in the performance of, the duties, functions and responsibilities of the Executive’s position after a written warning from the Company and a period of at least 30days’ opportunity to cure.

A Terminating Event shall not be deemed to have occurred pursuant to this Section 3(a) solely as a result of the Executive becoming an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company following a Change in Control.  For purposes hereof, the Executive will be considered to have a “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the Executive’s duties to the Company on a full-time basis for 180 calendar days in the aggregate in any 12-month period.

(b)Termination by the Executive for Good Reason.  Termination by the Executive of the Executive’s employment with the Company for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without the Executive’s written consent:

(i)a material diminution in the Executive’s responsibilities, authority or duties;

(ii)a material diminution in the Executive’s base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;

(iii)a material change, defined as 50 miles or more, in the geographic location at which the Executive is required to provides services to the Company (unless such new location is closer to the Executive’s residence at the time such change is imposed), not including business travel and short-term assignments; or

(iv)a material breach of this Agreement by the Company.

“Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive provides a Notice of Termination to the Company within 30 days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4.Change in Control Payment.  In the event a Terminating Event occurs on or within the 12 months immediately after a Change in Control (such 12-month period, the “Change in Control Period”), subject to the Executive signing a separation and release of claims agreement (the form of which will be provided by the Company on or promptly following the Date of Termination (as defined in Section 10 below), and which shall contain, among other provisions, a general release of claims in favor of the Company and related persons and entities, and confidentiality, return of property, non-disparagement, and 12-month post-employment non-competition provisions (the “Separation Agreement”)) and such Separation Agreement becoming irrevocable, all within 60 days (or such shorter period as the Company may specify) after the Date of Termination, the following shall occur:

(a)the Company shall pay to the Executive an amount equal to the sum of (i) 12 months of the Executive’s annual base salary in effect immediately prior to the Terminating Event (or the Executive’s annual base salary in effect immediately prior to the Change in Control, if higher), and (ii) a pro rata portion of the Executive’s target bonus for the fiscal year in which the termination of employment occurs, determined by multiplying the target bonus by a fraction, the numerator of which shall be the number of days during the fiscal year in which the Executive was employed by the Company and the denominator of which shall be 365;

(b) If the Executive is eligible for and elects COBRA coverage, the Company shall pay, on the Executive’s behalf or to the Executive, as determined by the Company, on a monthly basis, an amount equal to the share of the premium for the Executive’s COBRA coverage that it paid immediately prior to the Date of Termination for the Executive, until the earlier of (x) the date that is 12 months following the Date of Termination, or (y) the date that the Executive becomes eligible to receive group health insurance coverage from another employer (as applicable, the “COBRA Contribution Period”); provided, that the remaining balance of any premium costs during the COBRA Contribution Period, and all premium costs thereafter, shall be paid by the Executive on a monthly basis for as long as, and to the extent that, the Executive remains eligible for COBRA continuation, and further, that if the Executive becomes eligible to receive group health insurance from another employer prior to the date that is 12 months following the Date of Termination, the Executive  will provide written notice to the Company at least five (5) business days prior to such eligibility date;

(c)notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards with time-based vesting held by the Executive shall tentatively accelerate and become fully vested, pending the Separation Agreement becoming irrevocable, upon the Date of Termination, subject to compliance, if necessary, with Section 409A; provided, however, that the portion of each such award for which vesting is so accelerated will only become fully vested and exercisable if and when the Separation Agreement becomes irrevocable, and any such tentatively vested portion will be forfeited retroactively to the Executive’s Date of Termination if the Executive either notifies the Company that the Executive will not execute or will revoke the Separation Agreement, or the period for providing the Separation Agreement expires without the Executive signing and returning the Separation Agreement, or the Executive revokes the Separation Agreement within the time set forth therein; and

(d)the amounts payable under Section 4(a) shall be paid out in a lump sum commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the amounts shall be paid in the second calendar year on or before the last day of such 60-day period.  All other wages earned through the Date of Termination (including, but not limited to, payment for accrued but unused vacation) shall be paid on the Date of Termination.

5.Severance Outside the Change in Control Period.  In the event a Terminating Event occurs at any time other than during the Change in Control Period, subject to the Executive signing the Separation Agreement and such Separation Agreement becoming irrevocable, all within 60 days (or such shorter period as the Company may specify) after the Date of Termination, the following shall occur:

(a)the Company shall pay to the Executive an amount equal to 12 months of the Executive’s annual base salary in effect immediately prior to the Terminating Event;

(b)If the Executive is eligible for and elects COBRA coverage, the Company shall pay, on the Executive’s behalf, on a monthly basis, an amount equal to the share of the premium for the Executive’s COBRA coverage that it pays for similarly situated active executives, until the earlier of (x) the date that is 12 months following the Date of Termination, or (y) the date that the Executive becomes eligible to receive group health insurance coverage from another employer (as applicable, the “COBRA Contribution Period”); provided, that the remaining balance of any premium costs during the COBRA Contribution Period, and all premium costs thereafter, shall be paid by the Executive on a monthly basis for as long as, and to the extent that, the Executive remains eligible for COBRA continuation, and further, that if the Executive becomes eligible to receive group health insurance from another employer prior to the date that is 12 months following the Date of Termination, the Executive  will provide written notice to the Company at least five (5) business days prior to such eligibility date; and

(c)the amounts payable under Section 5(a) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such amounts shall begin to be paid in the second calendar year on or before the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6.Additional Limitation.

(a)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Compensatory Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision), then the Compensatory Payments shall be reduced so that the sum of all of the Compensatory Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code (or any successor provision); provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Compensatory Payments were not subject to such reduction.  In such event, the Compensatory Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Compensatory Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Compensatory Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b)For purposes of this Section 6, the “After Tax Amount” means the amount of the Compensatory Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Compensatory Payments.  For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)The determination as to whether a reduction in the Compensatory Payments shall be made pursuant to Section 6(a) shall be made by a law or accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

7.Section 409A.

(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, and (B) the Executive’s death.

(b)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder to be exempt from or to comply with Section 409A of the Code.

(c)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8.Term.  This Agreement shall take effect on the date first set forth above and shall terminate upon the earlier of (a) the termination of the Executive’s employment with the Company for any reason other than the occurrence of a Terminating Event, or (b) the date all amounts have been paid to the Executive upon a Terminating Event pursuant to Section 4 or Section 5 hereof.

9.Withholding.  All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

10.Notice and Date of Termination.

(a)Notice of Termination. During the term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 10.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)Date of Termination.  “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated on account of the Executive’s Disability or by the Company with or without Cause, the date on which Notice of Termination is given; (iii)  if the Executive’s employment is terminated by the Executive without Good Reason, 30 days after the date on which a Notice of Termination is given, and (iv) if the Executive’s employment is terminated by the Executive with Good Reason, the date on which a Notice of Termination is given after the end of the

Cure Period.  Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not be deemed a termination by the Company for purposes of this Agreement.

11.No Mitigation.  The Company agrees that, if the Executive’s employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 4 or Section 5 hereof.  Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer.

12.Scope of Disclosure Restrictions. Nothing in this Agreement or elsewhere prohibits the Executive from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings.  The Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information the Executive obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding the Executive’s confidentiality and nondisclosure obligations, the Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

13.Consent to Jurisdiction.  The parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts.  Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

14.Integration.  This Agreement, as well as the Offer Letter, the Agreement Concerning Loyalty, Confidential Business Information, Inventions and Post-Employment Activity, and any applicable equity or other incentive agreements or plans, constitute the entire agreement between the parties with respect to severance pay, benefits and accelerated vesting in connection with any termination of employment, and, to the extent inconsistent with any prior agreements, supersedes the inconsistent provisions of such prior agreements between the parties concerning such subject matter, including without limitation any provisions of any offer letter or employment agreement relating to severance pay or benefits in connection with the ending of the Executive’s employment relationship with the Company.  In the interest of clarity, any agreement relating to confidentiality, non-competition, non-solicitation or assignment of inventions, including but not limited to the Restrictive Covenants Agreement, shall not be affected by this Agreement.

15.Successor to the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after a Terminating Event but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

16.Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any Section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board of Directors.

19.Resignation of all Company Positions. No later than the Date of Termination, and prior to the provision or payment of any benefits under this Agreement on account of such termination (except as required by law with respect to wages earned through the Date of Termination), the Executive must resign from all positions that the Executive holds with the Company unless otherwise requested by the Company.

20.Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

21.Effect on Other Plans and Agreements.  An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies.  Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided in Section 6 hereof, and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter, employment agreement or otherwise.  In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such agreement and this Agreement, the terms of this Agreement shall govern and Executive may receive payment under this Agreement only and not both.  Further, Section 4 and Section 5 of this Agreement are mutually exclusive and in no event shall Executive be entitled to payments or benefits pursuant to both Section 4 and Section 5 of this Agreement.

22.Governing Law.  This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

23.Successor to Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

24.Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

SAGE THERAPEUTICS, INC.

By: /s/ Erin Lanciani

Name: Erin Lanciani

Title: Senior Vice President, People and Organizational Strategy

/s/ Barry E. Greene
Barry E. Greene